Exhibit 99.1

For release at 6:30 am

Contact:

Robert F. Doman, President & CEO – 978.909.2216

Richard Christopher, VP Finance & CFO – 978.909.2211

Chad Rubin, Investor Relations Contact, The Trout Group LLC – 646.378.2947

Cory Tromblee, Media Contact, MacDougall Biomedical Communications – 781.235.3060

DUSA Pharmaceuticals Demonstrates Positive Results

in Phase 2 Actinic Keratoses Extremities Study

Levulan® PDT Using Occlusion Results in an 89% AK Lesion Clearance Rate

WILMINGTON, Mass. – Sept. 13, 2012 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), a dermatology company that is developing and marketing its Levulan® (aminolevulinic acid HCl) Photodynamic Therapy (PDT) platform, today announced results of an investigational study designed to examine and compare the safety and efficacy of broad area application of the Levulan® Kerastick® with or without occlusive dressing (where the treatment area is covered or wrapped) in conjunction with the BLU-U® for the treatment of minimally to moderately thick actinic keratoses (AKs) on the upper extremities. The study showed a statistically significant lesion reduction and complete clearance of actinic keratoses of the extremities (hands and arms) when compared to treatment with vehicle. The use of occlusion resulted in a statistically significant improvement in lesion clearance rates compared to treatment without occlusion. The study utilized the Levulan® Kerastick® (aminolevulinic acid HCl) for Topical Solution, 20% with the BLU-U® Blue Light Photodynamic Therapy Illuminator which is FDA approved for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp.

“These clinical results demonstrate that the Levulan® Kerastick® and BLU-U® appear to be effective when used to treat multiple AKs on the forearms and backs of the hands,” stated Stuart Marcus, MD, Ph.D., Vice President, Scientific Affairs and Chief Medical Officer of DUSA. “In this study, subjects enrolled had a significant lesion burden with an average of approximately 16 AK lesions per treated area, which makes these results even more encouraging.”

The multi-center, blinded, randomized, vehicle controlled study enrolled a total of 70 subjects, at 3 trial sites, half of the subjects received Levulan®, half received vehicle with 3-hour incubation. Since both arms of each subject were treated, there were 140 treatment areas. The results showed that at twelve weeks following PDT, the subjects that were treated with Levulan® plus occlusion demonstrated an 89% (p<0.0001) AK lesion clearance rate as compared to a 70% (p<0.0001) clearance rate for those treated without occlusion after up to two PDT treatments; subjects receiving vehicle plus occlusion and vehicle alone demonstrated 17% and 6% lesion clearance rates, respectively.

The safety profile seen in this study is consistent with what has been seen in previous clinical studies involving Levulan® Photodynamic Therapy (PDT) and is similar to that seen in the current labeling. There were no treatment related serious adverse events reported in the study and only one subject did not complete the study.

“We are very pleased with the positive results of our extremities study which demonstrated statistically significant differences in all study endpoints in these difficult to treat anatomical areas,” stated Robert Doman, President & CEO of DUSA. “These strong clinical results, along with the anticipated data later this year from our ongoing Phase 2 broad area/short drug incubation (BASDI) study on the face and scalp, will form the basis for our decisions on label expansion and future development of the Levulan® platform.”

About Actinic Keratoses (AKs)

Often called “sun spots,” AKs are rough-textured, dry, scaly patches on the skin that are caused by excessive exposure to ultraviolet light such as sunlight and have the potential to progress to squamous cell carcinoma (SCC) which is the second most common skin cancer. They occur most often on the face, scalp and ears. They can range in color from skin toned to reddish brown. They can be as small as a pinhead or larger than a quarter. While most AKs remain benign, approximately 10 percent develop into SCC within an average of two years. Since there is no way to know ahead of time which ones will become cancerous, it is very important to seek a dermatologist’s care. Frequent skin examinations are the key to early detection and prevention. It is estimated that up to 58 million people in the United States have AKs. 1

About DUSA

DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® PDT technology platform. Levulan® Kerastick® (aminolevulinic acid HCl) for Topical Solution, 20% plus blue light illumination using DUSA’s BLU-U® Blue Light Photodynamic Therapy Illuminator is currently approved for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp.

DUSA is based in Wilmington, Massachusetts. Please visit our website at www.dusapharma.com. Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to efficacy results of the trial, the timing of completion of the BASDI study, and our future decisions regarding development of the Levulan® platform. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, marketing of competitive products, actions

[1]	Lewin Group. Burden of Skin Diseases. 2005.

by health regulatory authorities, clinical trial risks, expenses and results, changing economic conditions, the status of our patent portfolio, reliance on third parties, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2011.